UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

CAMPBELL SOUP COMPANY

(Name of the Registrant as Specified In Its Charter)

THIRD POINT LLC

DANIEL S. LOEB

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT PARTNERS L.P.

THIRD POINT OFFSHORE MASTER FUND L.P.

THIRD POINT ULTRA MASTER FUND L.P.

THIRD POINT ENHANCED LP

THIRD POINT ADVISORS LLC

THIRD POINT ADVISORS II LLC

FRANCI BLASSBERG

MATTHEW COHEN

SARAH HOFSTETTER

MUNIB ISLAM

LAWRENCE KARLSON

BOZOMA SAINT JOHN

KURT SCHMIDT

RAYMOND SILCOCK

DAVID SILVERMAN

MICHAEL SILVERSTEIN

GEORGE STRAWBRIDGE, JR.

WILLIAM TOLER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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This filing contains press releases issued by Third Point LLC along with accompanying materials and statements from Third Point LLC through various social media outlets.

* * *

Third Point Counters Campbell’s “Fiction” with “Facts” to Ensure Shareholders

Vote Based on Accurate Information Rather Than Half-Truths

New Pamphlet Lays Out Eleven Fictions Contained in the Company’s Proxy Materials, Ranging From

Cherry-Picked Performance to Challenged Industry Excuses to Claiming Errors Are Being Fixed

Mailing Includes Facts Debunking These Claims and Ensuring Shareholders Have the Right Information to

Inform Their Voting Decisions

Third Point Believes the Company’s Misrepresentations Reinforce that New Leadership in the Boardroom is Needed to Finally Put the Company on a Better Path

We Encourage Shareholders to Learn the Facts, Ignore the Fictions, and VOTE the WHITE CARD to Elect

the Independent Slate and #RefreshTheRecipe

NEW YORK—(BUSINESS WIRE)—Third Point LLC (LSE: TPOU) (“Third Point”), a New York-based investment firm managing approximately $18 billion in assets and a holder of approximately 7% of the outstanding common shares of Campbell Soup Company (NYSE: CPB) (“Campbell” or the “Company”), today released a new educational pamphlet entitled Campbell: Fiction vs. Fact. In the pamphlet, which is being mailed to shareholders, Third Point details the troubling misrepresentations about performance, governance and purported strategy that the Company has made in its proxy materials and rebuts these half-truths with facts. Third Point stated:

“Over the past few weeks, Campbell has resorted to making increasingly desperate claims to defend its poor performance and the sad state of the Company. We are confident that new leadership can help recoup lost capital and put the Company on a better path. Unlike Campbell, we can run on a record of facts and we will.”

In the new pamphlet, Third Point lays out eleven of the most egregious fictions contained in Campbell’s recent proxy filings and combats those misrepresentations with facts that show the Company is massaging the truth for its benefit. For example, Fiction #1 is the Company’s claim that its total shareholder return is not as bad as it appears, which it suggested in its materials by adopting a highly favorable, random period of performance. Third Point rebuts this fiction with the fact that Campbell’s total shareholder return has been significantly below its peers and the S&P 500 index for 1, 3, 5, 10 and 20-year periods – clearly more relevant and fair time frames to evaluate performance.

Another example is Fiction #5, which highlights Campbell’s claim that it is already successfully executing on the Independent Slate’s recommendations and therefore does not need new oversight or fresh ideas. Third Point responds with the fact that the Company’s business is rapidly deteriorating and earnings per share dropped 50% in the most recent period showing that their agenda for change is not working for shareholders.

Third Point encourages Campbell shareholders to arm themselves with all the FACTS and take Campbell’s fictions for what they are – attempts to put a new wrapper on expired soup. Shareholders should go to www.refreshcampbells.com to read all eleven Fictions vs Facts. We are confident that shareholders armed with the facts will VOTE THE WHITE CARD for new, honest leadership at Campbell’s.

We also encourage shareholders to review The Independents and our detailed presentation to understand more about why the Independent Slate will respect Shareholder voices, end the Insider Board Members’ Reign of Error, and set Campbell’s on a new and profitable path. We urge shareholders to VOTE the WHITE Proxy Card to elect the Independent Slate and #RefreshTheRecipe.

***

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

PLEASE REMEMBER TO CAN THE COMPANY’S CARD! If you return a Campbell’s proxy card – even by simply indicating “withhold” on the Company’s slate – you will revoke any vote you had previously submitted for the Third Point nominees on the WHITE proxy card.

IMPORTANT INFORMATION

On September 28, 2018, Third Point LLC filed a definitive proxy statement and on October 1, 2018 filed Supplement No. 1 thereto and on October 9, 2018 filed Supplement No. 2 thereto (collectively, the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Campbell Soup Company (the “Company”) for use at the Company’s 2018 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE THIRD POINT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov and is also available, without charge, on request from Third Point LLC’s proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at CPBinfo@okapipartners.com.

CONTACTS

For Media:

Third Point LLC

Elissa Doyle, 917-748-8533

Chief Marketing Officer

edoyle@thirdpoint.com

###

CAMPBELL: FICTION vs FACT OVER THE PAST FEW WEEKS, CAMPBELL HAS RESORTED TO MAKING INCREASINGLY DESPERATE CLAIMS TO DEFEND ITS POOR PERFORMANCE AND THE SAD STATE OF THE COMPANY. We are confident that new leadership can help recoup lost capital and put the Company on a better path. Unlike Campbell, we can run on a record of facts and we will. That is why we are distressed that the company is stretching the truth. We think it is only fair to highlight their FICTION and illuminate the FACTS so you can FAIRLY decide TO VOTE THE WHITE CARD FOR THE INDEPENDENT SLATE. TO SEE ALL THE FICTIONS, GO TO https://www.refreshcampbells.com

# FICTION #1

# THE FACTS

20-Year Total Shareholder Return, %
19%
261%
306%
331%
359%
662%
1,342%
1,586%
Campbell
Kellogg
S&P 500
General Mills
Hershey
Smucker
McCormick
Hormel
10YR TSR
66%
69%
155%
197%
220%
323%
424%
5YR TSR
2%
5%
10%
24%
38%
91%
104%
122%
3YR TSR
(22%)
(14%)
(2%)
15%
21%
36%
65%
71%
1YR TSR
(29%)
(15%)
(2%)
0%
11%
18%
27%
32%

FICTION #1 Campbell’s total shareholder return is not as bad as it appears.    THE FACTS Campbell’s total shareholder return has delivered significantly below peers and the S&P 500 over any relevant period.    Over the past 20 years, its stock is down 30%. Footnote: Total shareholder return includes dividends; data from 9.28.98 (20YR), 9.26.08 (10YR), 9.27.13 (5YR), 9.28.15 (3YR), 9.28.17 (1YR) to 9.28.18 (all charts)

FICTION #2 Industry woes are entirely to blame for Campbell’s terrible performance.    THE FACTS Analysts say Campbell has suffered from self-inflicted issues created by woeful mismanagement and poor oversight by the Incumbent Board. A reasonable observer would also highlight ‘‘ Campbell’s many self-inflicted issues. Other companies in food have been able to rejuvenate once-dormant businesses Campbell’s various efforts in soup, in contrast, have been largely unsuccessful, with annual soup sales down Y/Y in each of the past five years. On the M&A front, we recall few acquisitions in the food space that have gone as badly as Campbell’s acquisitions of Garden Fresh Gourmet and Bolthouse Farms… And nearly immediately after closing on Snyder’s- Lance, Campbell called out plant issues. ’’ — J.P. Morgan research report: “Food Fight! Proxy Battle Heats Up; Our Analysis” (10.15.18)

FICTION #3 Campbell’s series of strategic and operational blunders over the years, which cost shareholders many billions of dollars, can be dismissed as a mere “mistake.”    THE FACTS Campbell’s Incumbent Board has overseen underperformance in Campbell shares relative to peers and put the business in a precarious situation with earnings in rapid decline and far too much debt. Shareholders have lost many billions and cannot afford more “mistakes.”

FICTION #4 Campbell’s Incumbent Board has taken appropriate actions to fix the mess it created. THE FACTSCampbell’s actions were too little, too late. Its strategic review failed to take any bold actions –the company is still left without a permanent CEO, since the Incumbent Board failed in its essential duties to plan for appropriate CEO succession.

FICTION #5 Campbell is already successfully executing on Independent Slate recommendations and therefore doesn’t need new oversight or our fresh ideas.    THE FACTS Campbell’s business is rapidly deteriorating under the Incumbent Board. The company is failing to innovate its products, losing market share, and fighting with key retailers. Earnings per share were down over 50% in the most recent period.

FICTION #6Campbell is in capable hands under interim-CEO Keith McLoughlin. Campbell’s website THE FACTS Keith McLoughlin is not qualified to serve as Campbell’s CEO. CAPABLE HANDS?? • He has zero experience in packaged food and spent his career at Electrolux, a Swedish manufacturer of vacuum cleaners and other appliances. • During his CEO tenure at Electrolux, the company’s shares significantly underperformed the broader market. • Campbell’s performance continues to get worse under his watch. • Less than a month after reporting disastrous results and giving terrible forward guidance in August, Campbell recently updated investors in September that a host of new issues would further negatively impact earnings. Campbell’s

FICTION #7 Campbell’s Incumbent Board can attract a world-class CEO. THE FACTS Campbell’s Incumbent Board has been looking for over five months and has failed to find a permanent CEO. No leading candidates want to work for billionaire heirs Bennett Dorrance, a real estate developer, and Mary Alice Malone, a horse breeder, who effectively control the company.

FICTION #8 Campbell’s Incumbent Board is open to all options to create shareholder value. THE FACTS Campbell’s Incumbent Board is interested in protecting the interests of corporate insiders and billionaire heirs at the expense of ALL other shareholders; and with a collective net worth of over $5B and a sentimental attachment to the long-ago days of family innovation, the three family Board members’ interests are not the same as the average shareholder. Forbes.com

FICTION #9 Independent Slate only wants to sell Campbell to a strategic buyer. THE FACTS Independent Slate is open to ALL options and sees multiple paths to create value for shareholders under new leadership. We have said this repeatedly. Our position was that a sale was the only reasonable option if this Board remained in charge. We refused to be intimidated and ran the Independent Slate because we believe our leadership can turn Campbell around by attracting a world class CEO and bringing fresh ideas to replace their stale strategy.

FICTION #10 Independent Slate nominees are unqualified. THE FACTS Independent Slate has the skills in modern marketing, food & beverage C-suite leadership, industry expertise, and capital allocation to help create a better path forward for Campbell, is unburdened by the many mistakes of the past, and will not look to protect corporate insiders and billionaire heirs at the expense of other shareholders.

FICTION #11 Incumbent Board nominees are best positioned to fix this Company. THE FACTS Incumbent Board has failed shareholders over and over again. We believe it would be reckless to leave those that created this situation in charge of fixing it. ‘‘ Insanity is doing the same thing over and over again and expecting different results ’’ – Albert Einstein

Card FOR QUESTIONS, CALL OKAPI PARTNERS AT (855) 208-8902 | www.refreshcampbells.com • How To Vote VOTE THE INDEPENDENT SLATE FOR A BETTER CAMPBELL VOTE THE WHITE CARD Reject Campbell’s Stale Arguments and Can the Company’s Card FOR QUESTIONS, CALL OKAPI PARTNERS AT (855) 208-8902 | www.refreshcampbells.com

THIRD POINT FILES LAWSUIT AGAINST CAMPBELL’S BOARD MEMBERS ALLEGING BREACH OF THEIR FIDUCIARY DUTY TO FULLY AND FAIRLY DISCLOSE MATERIAL INFORMATION TO SHAREHOLDERS

SEEKS TO END CAMPAIGN OF MISINFORMATION BY ENTRENCHED BOARD FIGHTING INDEPENDENT SLATE’S CHALLENGE TO DECADES OF MANAGEMENT ENRICHMENT AT SHAREHOLDERS’ EXPENSE

SAYS BOARD IS PUTTING ITS OWN INTERESTS IN PROTECTING LUCRATIVE BOARD MEMBERSHIP AHEAD OF SHAREHOLDER NEEDS, VIOLATING NEW JERSEY LAW

INDEPENDENT SLATE STANDS UP FOR SHAREHOLDERS AND ENCOURAGES THEM TO VOTE THE WHITE CARD FOR CHANGE AGAINST THIS SELF-INTERESTED BOARD

New York, New York – (BUSINESS WIRE) – Third Point (LSE: TPOU), a New York-based asset manager with approximately $17 billion of capital and a holder of approximately 7% of the outstanding common shares of Campbell Soup Company (NYSE: CPB) (“Campbell” or the “Company”) and George Strawbridge, Jr., a holder of approximately 2.7% of the outstanding common shares of Campbell, today filed a Verified Complaint for declaratory and injunctive relief in the New Jersey State Court (the “Complaint”) against each of the Campbell Board members, including Bennett Dorrance, Mary Alice Dorrance Malone, Archbold Dorrance van Beuren, Fabiola R. Arredondo, Howard M. Averill, Bennett Dorrance, Maria Teresa Hilado, Randall W. Larrimore, Marc B. Lautenbach, Sara Mathew, Keith R. McLoughlin, Nick Shreiber, and Les C. Vinney, as well as against the Company.

The Complaint alleges, among other things, that the members of the Board, aided and abetted by the Company, have breached their fiduciary duties to Campbell’s shareholders by withholding material information critical to shareholders assessing how to vote at the Company’s Annual Meeting.

New Jersey law demands that directors, like the Board members, place the interests of the corporation and its shareholders above their own interests. This duty requires that the Board members disclose fully and fairly all information in the Board’s control that is relevant to a shareholder vote. The Complaint alleges that, rather than comply with this duty, the Board, aided by the Company, has conducted a campaign of misinformation in a series of communications sent to shareholders in an effort to secure their vote at the Annual Meeting and ensure the Board members remain entrenched and in control of the Company.

The Complaint alleges that, among other things, the Board has sent shareholders proxy materials that misstate or fail to disclose critical facts regarding:

•

The qualifications (or lack thereof) and conflicting interests of Board members Dorrance, Dorrance Malone, and Dorrance van Beuren, three descendants of the Campbell’s founder, who collectively wield nearly 37% percent of the voting shares—a voting bloc that has been strengthened in recent years by the Company’s stock repurchases and provides these three Board members with an unprecedented ability to influence Board decision-making.

•

The arrangements pursuant to which Mr. Dorrance has currently pledged nearly 14 million shares as collateral for undisclosed loans, the reasons he failed to comply with the Board’s policy to reduce those pledged shares over the past year, and the conflicts of interest he may face as a result of those arrangements.

•

Material information about the “Strategic Review” undertaken this summer—including critical details regarding the “slate of strategic options” considered, the manner in which they were considered, and why the Board members ultimately selected the “go-forward” plan.

•	The abrupt departure in May 2018 of the Company’s former CEO and the Board’s apparent lack of any succession plan.

The Complaint requests that the Court, among other things: order the Board and Company to correct their material misstatements and omissions; enjoin the Board and Company from holding the Annual Meeting until they have corrected the misstatements and omissions; enjoin the Board from exercising any voting rights as Campbell shareholders; and enjoin the Board and Company from making any further material misstatements or omissions.

The allegations in the Complaint underscore the fact that the Company’s current leadership is not only incapable of turning Campbell around at this critical juncture but is ill-suited to serve the interests of all shareholders as opposed to the descendants of the Company founder, who holds a concentrated bloc of Campbell shares.

Third Point again encourages shareholders to VOTE THE WHITE CARD to #RefreshTheRecipe and end the rule of unqualified heirs and heiresses who do not believe in accountability – but rather in the divine right of inherited power.

Additional information can be found at www.RefreshCampbells.com.

IMPORTANT INFORMATION

ON SEPTEMBER 28, 2018, THIRD POINT LLC FILED A DEFINITIVE PROXY STATEMENT AND ON OCTOBER 1, 2018 FILED SUPPLEMENT NO. 1 THERETO AND ON OCTOBER 9, 2018 FILED SUPPLEMENT NO. 2 THERETO (COLLECTIVELY, THE “DEFINITIVE PROXY STATEMENT”) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) TO SOLICIT PROXIES FROM STOCKHOLDERS OF CAMPBELL SOUP COMPANY (THE “COMPANY”) FOR USE AT THE COMPANY’S 2018 ANNUAL MEETING OF STOCKHOLDERS. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE THIRD POINT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND IS ALSO AVAILABLE, WITHOUT CHARGE, ON REQUEST FROM THIRD POINT LLC’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT (855) 208-8902 OR VIA EMAIL AT CPBINFO@OKAPIPARTNERS.COM.

CONTACTS

FOR MEDIA:

THIRD POINT LLC

ELISSA DOYLE, 917-748-8533

CHIEF MARKETING OFFICER

EDOYLE@THIRDPOINT.COM

FOLLOW US ON TWITTER AT @THIRDPOINTLLC

Peter G. Verniero (#017471984)

Mark S. Olinsky (#009131986)

Joshua N. Howley (#021722001)

Sills Cummis & Gross P.C.

The Legal Center

One Riverfront Plaza

Newark, New Jersey 07102

(973) 643-7000

Tariq Mundiya (pro hac vice forthcoming)

Jeffrey B. Korn (pro hac vice forthcoming)

Shaimaa Hussein (pro hac vice forthcoming)

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Laura O’Boyle (pro hac vice forthcoming)
Jonathan Fortney (pro hac vice forthcoming)
Andrei Malikov (pro hac vice forthcoming)

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

(212) 351-4000

David A. Kotler (#040701993) Barton J. Winokur (pro hac vice forthcoming) Martin Nussbaum (pro hac vice forthcoming) Dechert LLP 1095 Avenue of the Americas New York, New York 10036 (212) 698-3500

Attorneys for the Third Point Plaintiffs	Attorneys for the Plaintiff Revocable Trust of George Strawbridge, Jr.

THIRD POINT LLC, THIRD POINT PARTNERS QUALIFIED L.P., THIRD POINT PARTNERS L.P., THIRD POINT OFFSHORE MASTER FUND L.P., THIRD POINT ULTRA MASTER FUND L.P., THIRD POINT ENHANCED LP, and REVOCABLE TRUST OF GEORGE STRAWBRIDGE, JR,

                                                                              Plaintiffs,

                                                                              v.

CAMPBELL SOUP COMPANY, BENNETT DORRANCE, MARY ALICE DORRANCE MALONE, ARCHBOLD DORRANCE VAN BEUREN, FABIOLA R. ARREDONDO, HOWARD M. AVERILL, MARIA TERESA HILADO, RANDALL W. LARRIMORE, MARC B. LAUTENBACH, SARA MATHEW, KEITH R. MCLOUGHLIN, NICK SHREIBER, and LES C. VINNEY,

                                                                              Defendants.

SUPERIOR COURT OF NEW JERSEY CHANCERY DIVISION – CAMDEN COUNTY DOCKET NO. CAM-C- -18 Civil Action VERIFIED COMPLAINT

Plaintiffs Third Point LLC, Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., and Third Point Enhanced LP (collectively, “Third Point”), and the Revocable Trust of George Strawbridge, Jr. dated January 21, 1991 (“George Strawbridge, Jr.” or “Mr. Strawbridge” and, together with Third Point, “Plaintiffs”), by their undersigned attorneys, for their Verified Complaint against Defendants Campbell Soup Company (“Campbell” or the “Company”) and the current members of the Campbell board of directors (the “Board”), Bennett Dorrance, Mary Alice Dorrance Malone, Archbold Dorrance van Beuren, Fabiola R. Arredondo, Howard M. Averill, Maria Teresa Hilado, Randall W. Larrimore, Marc B. Lautenbach, Sara Mathew, Keith R. McLoughlin, Nick Shreiber, and Les C. Vinney (the “Director Defendants,” and collectively with Campbell, “Defendants”), allege as follows:

NATURE OF THE ACTION

1.    Plaintiffs bring this action to vindicate their fundamental right as stockholders to the disclosure of material and complete information regarding the incumbent slate of directors nominated for reelection to Campbell’s Board, in advance of the Annual Meeting and stockholder vote scheduled for November 29, 2018 (the “Annual Meeting”).

2.    New Jersey law demands of directors the utmost fidelity in dealing with a corporation and its stockholders. One aspect of a director’s fidelity to stockholders is the duty to disclose fully and fairly all material information in the Board’s control when a stockholder vote is sought.

3.    Rather than comply with this bedrock duty, the Director Defendants, aided by the Company, have disseminated misleading and incomplete information relevant to their reelection campaign in a series of communications sent to stockholders in an effort to secure their votes, including the Company’s October 4, 2018 Definitive Proxy Statement (the “Proxy Statement”).

Defendants have continued their campaign of disinformation in additional stockholder communications (together with the Proxy Statement, the “Proxy Materials”) leading up to the critical November 29, 2018 stockholder vote.

4.    The Director Defendants’ motive is clear: to remain entrenched as Board members in the face of a proxy contest pursuant to which Third Point, joined by long-standing stockholder George Strawbridge, Jr., seeks to replace the incumbent Director Defendants with a highly qualified slate of new directors determined to unlock value for all stockholders (the “Independent Slate”). This motive was recently confirmed when Director Defendants Bennett Dorrance, Mary Alice Dorrance Malone, and Archbold Dorrance van Beuren (the “Descendant Directors”), three Board members who collectively wield nearly 37 percent of the voting shares, unsurprisingly informed the public that they would be voting for themselves in the upcoming election—making clear that they intend to give no consideration to the voices or concerns of other Campbell stockholders.

5.    The proxy contest calls for the Board and the Company to account for years of gross mismanagement and destruction of stockholder value, capped by a financial freefall over the past two years, an abrupt CEO departure in May 2018, and an opaque “strategic review” process resulting in a plan that essentially maintains the status quo and locks the existing Board—which has overseen this parade of failures—in place.

6.    The Director Defendants have compounded their past failures with a campaign of misinformation regarding many of the core matters at issue in the proxy contest. As alleged in further detail below, the Proxy Materials prepared and disseminated by the Director Defendants and the Company to secure stockholder votes are filled with misstatements and omissions, in violation of the Director Defendants’ legal duty to provide stockholders with accurate and complete information in the face of a stockholder vote.

7.    Among other things, the Proxy Materials misstate or fail to disclose critical facts regarding:

•

The qualifications (or lack thereof) of Defendants Dorrance and Dorrance Malone, and the conflicting interests of the three Descendant Directors, who collectively wield nearly 37 percent of the voting shares—a voting bloc that has been strengthened in recent years by the Company’s stock repurchase programs and that provides the Descendant Directors with an unprecedented ability to influence Board decision-making.

•

The arrangements pursuant to which Mr. Dorrance has currently pledged nearly 14 million shares as collateral for undisclosed loans, the reasons he failed to comply with the Board’s policy to reduce those pledged shares over the past year, and the conflicts of interest he may face as a result of those arrangements.

•

Material information about the “Strategic Review” undertaken this summer—including critical details regarding the “slate of strategic options” considered, the manner in which they were considered, and why the Defendant Directors ultimately selected the “go-forward” plan.

•	The abrupt departure in May 2018 of the Company’s former CEO and the Board’s apparent lack of any succession plan.

8.    When directors solicit proxies from stockholders, they have a fiduciary obligation to disclose fully and with complete candor all material facts so that stockholders can make informed judgments based on full information. The deprivation of this fundamental right to cast an informed vote causes stockholders a special injury, one they are empowered to vindicate by direct claim, as Plaintiffs seek to do here.

9.    The misstatements and omissions in the Proxy Materials violate the Director Defendants’ disclosure obligations, enabling them to deceive stockholders and the public markets and to conceal their history of misdeeds. Absent this Court’s prompt intervention to enjoin the Director Defendants, Plaintiffs and other stockholders—including pensioners and retail investors—will be irreparably harmed because they will be denied the opportunity to cast an informed vote about who should represent their interests.

10.    The Director Defendants should—indeed, must—be ordered to correct their misstatements and disclose the necessary information relevant to the votes they are soliciting in advance of any stockholder vote on the election of directors.

PARTIES

11.    Plaintiff Third Point LLC is a limited liability company organized under the laws of Delaware, with its principal place of business at 390 Park Avenue, 19th floor, New York, New York 10022. It is an SEC-registered investment adviser, and its principal business is to serve as investment manager or adviser to several funds, including those that beneficially own shares of Campbell’s capital stock with par value of $0.0375 per share (the “Capital Stock”). Third Point beneficially owns an aggregate of 21 million shares of Campbell’s Capital Stock, representing approximately 6.98% of the Company’s outstanding shares.

12.    Plaintiff George Strawbridge, Jr., through the Revocable Trust of George Strawbridge, Jr., is the beneficial owner of 7.9 million shares of Campbell’s Capital Stock. He is also, through a separate trust, the beneficial owner of an additional 400,000 shares. These holdings represent approximately 2.77% of the Company’s outstanding shares. Mr. Strawbridge has been a stockholder of the Company for over two decades and was the recipient of a letter in March 2018, in which the Board rebuffed his assertions in a series of earlier communications that the Company should engage in a search for strategic alternatives, and stymied his requests for information.

13.    Defendant Campbell is a corporation organized under the laws of New Jersey, with its principal place of business at 1 Campbell Place, Camden, New Jersey 08103.

14.    Defendant Bennett Dorrance is a Director of Campbell and has been since 1989.

15. Defendant Mary Alice Dorrance Malone is a Director of Campbell and has been since 1990.

16. Defendant Archbold Dorrance van Beuren is a Director of Campbell and has been since 2009.

17. Defendant Randall W. Larrimore is a Director of Campbell and has been since 2002.

18. Defendant Les C. Vinney is a Director of Campbell and has been since 2003. He is also Chairman of the Board.

19. Defendant Sara Mathew is a Director of Campbell and has been since 2005.

20. Defendant Nick Shreiber is a Director of Campbell and has been since 2009.

21. Defendant Marc B. Lautenbach is a Director of Campbell and has been since 2014.

22. Defendant Keith R. McLoughlin is a Director of Campbell and has been since 2016. He is also the interim President and Chief Executive Officer of Campbell. He assumed those roles on May 18, 2018.

23. Defendant Fabiola R. Arredondo is a Director of Campbell and has been since 2017.

24. Defendant Howard M. Averill is a Director of Campbell and has been since 2017.

25. Defendant Maria Teresa Hilado is a Director of Campbell and has been since March 21, 2018.

26. The Court has personal jurisdiction over each Director Defendant in light of their role as directors on Campbell’s Board.

STATEMENT OF FACTS

A.	The Campbell Board’s Steady Destruction of an American Icon

27. Campbell has been in steady financial decline for well over a decade, and in a precipitous freefall in the past two years.

28. One need look no further than the series of woeful financial results the Company has reported, quarter-after-quarter and year-after-year, for evidence of this fact. As of September 28, 2018, the Company’s shares were trading at a price more than 30% lower than they were 20 years ago, and the Company’s total stockholder return (including dividends) over that same period has been just 19% versus 306% for the S&P 500.

29. Compared to its peer group over the same period, the Company stands out for its destruction of stockholder value. Competitors like McCormick and Hormel have increased total stockholder returns by well over 1,300%, while competitors like General Mills and Hershey have increased total stockholder returns by over 300% over the same time period—comparable figures that are notably missing from the Proxy Materials that the Company has disseminated to secure stockholder votes. In contrast, since its high on July 6, 2016 through September 28, 2018, the Company’s stock price has plummeted by over 45%, and stockholders have seen approximately $9 billion of value evaporate.

30. This decline is the product of abysmal oversight by the Company’s Board, which has run into the ground a company that was once an American icon.

31. Since 2012, the Board has overseen a stagnant approach to the Company’s core product—soup—that ignored industry trends toward natural, organic, and health-focused ingredients; a failed expansion into fresh food; and a number of ill-advised acquisitions including Bolthouse Farms (2012), Garden Fresh (2015), Pacific Foods (2017), and most recently Snyder’s-Lance (2018).

32. These failed acquisitions have yielded negative value for the Company in virtually every instance. The Snyder’s-Lance transaction alone is a textbook case study in board and management failures. The Company completed the $6.1 billion acquisition in March 2018, touting its significant value creation through cost synergies and growth. Just two months later, the Company conceded that the acquisition would in fact be dilutive to stockholder value. This massive swing from accretive to dilutive value for a “bet the company” transaction is unfathomable—or it would be, if capable individuals were at the Company’s helm.

B.	Campbell’s Incumbent Board

33. The Campbell Board that caused this financial tailspin is largely the same Board that remains in place today.

34. Seven members of the Company’s current 12-member Board have been in place for nine years or more. These include the three Descendant Directors, who are well-entrenched. Mr. Dorrance has served on the Board since 1989; his sister, Ms. Dorrance Malone, since 1990; and Mr. Dorrance van Beuren, the great-grandson of Campbell’s founder, since 2009. Four others are similarly well-entrenched, having joined the Board in 2002 (Mr. Larrimore), 2003 (Chairman Vinney), 2005 (Ms. Mathew), and 2009 (Mr. Shreiber).

35. The more recently appointed Director Defendants also helped steer the Company into sharp decline, joining the Board in 2014 (Mr. Lautenbach), 2016 (Interim CEO McLoughlin), and 2017 (Ms. Arredondo and Mr. Averill). Ms Hilado, added in May 2018, participated in the lackluster strategic review.

36. The incumbent Board has run the Company through a mix of complacency and mismanagement, as has been recognized by long-standing, prominent stockholders. Earlier this year, George Strawbridge, Jr., a descendant of the founder of Campbell (and a Plaintiff here), told the Board that it was time for a change. He admonished the Board for permitting an underperforming CEO to lead the Company, for being complacent, and for failing to implement a plan to turn the Company around financially.

37. In a letter dated March 12, 2018, and signed by each Director Defendant (except Ms. Hilado), the Board members summarily rejected Mr. Strawbridge’s complaints, stating that they “believe in and are committed to the continued execution of the current strategic approach as being in the best long-term interests of the Company and its shareholders.”1 In reality, it appears that the Board has never taken seriously the good faith concerns and complaints of Mr. Strawbridge or of any other Campbell stockholder that disagrees with the Company’s revolving-door of “strategic plans” that have yielded nothing but losses.

C.	The Campbell Board Announces the CEO’s Departure and the Board’s Launch of a Purported Strategic Review

38. On May 18, 2018, Campbell announced abysmal third-quarter results for the 2018 fiscal year. The Company’s interim CEO acknowledged that the Company’s results were “unacceptable,” describing them on the earnings call as “unsatisfactory and disappointing.”

39. That same day, the Company made the abrupt and surprising disclosure that its then-President and CEO, Denise M. Morrison, would retire immediately from the role she held for seven years.

40. The Company did not provide any meaningful details regarding the abrupt departure. Nor did the Director Defendants seek to hold the departing CEO accountable for a tenure replete with strategic and operational missteps. Rather, the Board sent Ms. Morrison off into retirement with a generous retirement package, on top of the more than $60 million in total compensation the Board granted to her during her tenure.

[1]	Attached as Exhibit A is a true and correct copy of a Letter from the Campbell Board to George Strawbridge, Jr., dated March 12, 2018.

41. The Company styled this sudden retirement as a “CEO Transition Plan.” In truth, the Board apparently had no succession plan in place and no replacement in mind. The Board simply slotted one of its members, Mr. McLoughlin, into the role. The Board’s Chairman, Mr. Vinney, described it as “fortunate” that Mr. McLoughlin was “on our Board” and “prepared to step into the CEO position on an interim basis.”

42. In tandem with this “CEO Transition” announcement, the Company announced its Strategic Review. Specifically, Mr. McLoughlin detailed on the Company’s earnings call that there would be “a thorough and critical review of all aspects of our strategic and operating plans, including the composition of our entire portfolio. . . . Everything is on the table. There are no sacred cows.” Mr. McLoughlin stated that the results of the review would be presented when Campbell announced its year-end results for the 2018 fiscal year in August 2018.

43. As alleged and detailed below, this Strategic Review appears to have been as poorly thought out as the Company’s illusory “CEO Transition Plan.”

D.	Third Point Intervenes to Attempt to Maximize Campbell’s Value for All of Its Stockholders

44. Following the Company’s disastrous third-quarter results and the abrupt departure of its CEO with no permanent replacement on the horizon, Third Point concluded that the Company’s abject corporate governance had endured long enough and decided to intervene.

45. Third Point is well-situated to help solve corporate governance failures like this one. It manages approximately $18 billion in assets, which Third Point invests with a focus on achieving for its investors exceptional risk-adjusted returns with limited market exposure. Third Point has a proven track record of driving successful turnarounds by unlocking value and catalyzing value-enhancing change through participation in corporate governance of the companies in which it acquires an interest.

46. Consistent with that approach, on August 9, 2018, Third Point filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) disclosing that it had acquired 17,000,000 shares, representing 5.65%, of Campbell’s capital stock outstanding (the “Third Point 13D”). The Third Point 13D also disclosed that it had joined with Mr. Strawbridge in advocating for change.

47. On August 9, 2018, Mr. Strawbridge filed a Schedule 13D with the SEC disclosing that he beneficially owned 8,323,669 shares, representing approximately 2.77% of Campbell’s capital stock outstanding (the “Strawbridge 13D”). The Strawbridge 13D confirmed Mr. Strawbridge’s agreement with Third Point and echoed Third Point’s concerns about the Company’s financial deterioration under the current Board.

48. In response, the Board members caused the Company to reaffirm its commitment to the purported strategic review process.

49. On August 30, 2018, the Company announced its year-end results for the 2018 fiscal year. Unsurprisingly, these were disappointing: including one-time items, Campbell’s earnings came in at 31 cents per share compared with earnings of $1.04 in the year-ago quarter.

50. That same day, the Company also announced the results of its Strategic Review. This, too, was troubling. The Company did not announce any changes to the existing Board and management team; instead, the Company would implement a dubious and uninspired three-point plan, including focusing the Company on two distinct businesses, divesting certain non-core businesses, and trying to lower costs. The Company did not provide, and to date has not provided, any meaningful detail about the other options considered as part of the Strategic Review or the Director Defendants’ role in the process (despite it being a pillar of their reelection campaign).

51. The Company’s decision to re-nominate a Board that has overseen years of destruction of stockholder value was particularly concerning in light of the express acknowledgement on the August earnings call by Defendant Director and interim CEO McLoughlin of the Board and management’s failings:

Simply put, we lost focus. We lost focus strategically. We had too many initiatives that made the company unnecessarily complex. We were in the food business and the ag business. We had growth businesses and we had cash businesses. We were focused on startup businesses and venture capital investments. We aggressively pursued the important consumer megatrend of health and well-being without having clarity on our source of uniqueness or whether we brought a competitive advantage to the space, and we depended too much on M&A to shape our business strategy.

We lost focus within our products and brands. We did not manage our portfolio in a differentiated manner. We pushed cash businesses for growth and we underfunded growth businesses. Our resource and capital allocation discipline was inadequate and we didn’t properly align our resources with our core business franchises where we have strong market positions unique capabilities and the right to win.

Lastly, we lost focus in process and execution. Our management processes lack the necessary operating discipline. We created too many silos throughout the company where decision rights were unclear. We lacked agility and we’re slow to react to customer needs. And finally, we didn’t have a culture of accountability, which led to poor execution.

(Emphasis added).

52. Given the Company’s decision to continue with a complacent and ineffective Board and its announcement of a rudderless strategic plan, Plaintiffs had no choice but to respond decisively.

53. On September 7, 2018, Third Point filed amendment no. 1 to its Schedule 13D (the “Amended Third Point 13D”), and Mr. Strawbridge filed a similar amendment. The Amended Third Point 13D notified the Company of Third Point’s nomination of the Independent Slate of 12 individuals for election at the Company’s 2018 Annual Meeting.

54. In conjunction with the Amended Third Point 13D, Third Point sent a letter to the Chairman of the Board, Director Defendant Vinney, detailing the Company’s litany of missteps under the current Board’s leadership and objecting to the Board’s failure to hold itself or management accountable for the performance failures.2 The letter also lamented the disappointing outcome of the Strategic Review, explaining that the outcome of that review only underscored what Third Point had long-suspected: the Board is beholden to three of its members who, as descendants of the Company founder, hold a significant bloc of the Company stock and an iron will to resist any real change at Campbell regardless of whether such change might create maximum value for all stockholders.

55. On September 14, 2018, the Board caused the Company to respond by filing a preliminary proxy statement with the SEC for the purpose of reelecting the entire incumbent Board. That same day, Third Point filed a competing preliminary proxy statement with the SEC to elect the Independent Slate.

56. On September 27, 2018, Third Point filed its Definitive Proxy Statement, urging fellow stockholders to vote their proxies for the Independent Slate. Third Point also sent a letter to stockholders, outlining the Company’s poor performance, affirming that Campbell’s leadership should be held accountable for failing stockholders, and identifying Third Point’s goal—to change the Board to create long-term value for all stockholders.

57. On October 3, 2018, Third Point submitted a demand to inspect certain of the Company’s books and records (the “Demand Letter”), subsequently joined by Mr. Strawbridge. The Demand Letter asked to inspect Company information for the purpose of determining

[2]

Attached as Exhibit B is a true and correct copy of a Letter from Daniel S. Loeb to Les Vinney, Chairman of the Campbell Board, dated September 7, 2018, filed that same day as part of Third Point’s additional proxy materials.

whether Company officers, directors, or employees engaged in wrongdoing; ascertaining whether the Director Defendants are suitable to continue serving on the Board; and communicating with other stockholders about the value of their investment in the Company. In response, the Company refused to discuss access to the Company’s books and records unless Plaintiffs would contractually agree not to use any produced information to communicate with their fellow stockholders—an obstructionist tactic to which Third Point refused to consent.

58. On October 4, 2018, the Company filed its Definitive Proxy Statement. In conjunction with that filing, Campbell sent a letter to stockholders, reaffirming the Board’s purported strategic plan.3

59. On October 10, 2018, Third Point sent a letter to the Board regarding its CEO search. Given the Board’s failure to appoint a CEO in the five months since Ms. Morrison’s departure, and the upcoming vote to determine the Board to which a new CEO will report, Third Point demanded that the Board refrain from hiring any CEO until after the Annual Meeting.

60. On October 12, 2018, the Company issued further proxy materials to its stockholders in the form of an investor presentation (the “Investor Presentation”). In it, the Company again reaffirmed its strategic plan and touted the qualifications of the incumbent Director Defendants.4

61. On October 17, 2018, the Company announced that each of the Descendant Directors, joined by another Dorrance descendant, intend to vote for themselves at the Annual Meeting.5 These four descendants and certain of their family members represent approximately 41 percent of the Company’s shares outstanding.

[3]	Attached as Exhibit C is a true and correct copy of the Campbell definitive Proxy Statement, filed on October 4, 2018.
[4]	Attached as Exhibit D is a true and correct copy of a Campbell Investor Presentation filed on October 12, 2018, as part of the Company’s additional Proxy Materials.
[5]	Attached as Exhibit E is a true and correct copy of the Campbell Press Release filed on October 17, 2018, as part of the Company’s additional Proxy Materials.

E.	The Incumbent Board Attempts to Secure Reelection Through a Campaign of Misinformation and Omissions

62. The Company has set November 29, 2018 as the date of its Annual Meeting and critical stockholder vote on the dueling slates of directors.

63. Leading up to that critical election, the Director Defendants are obligated to disclose fully and with complete candor all material facts regarding the votes they are soliciting so that stockholders can assess the qualifications (or lack thereof) of the members of the incumbent Board and the merits of their proposed strategic plan, compare the incumbents with the accomplished, competing Independent Slate of nominees committed to charting a different course for the Company, and exercise their right to vote to direct the future course of a company that has floundered for years.

64. The Director Defendants, aided by the Company, have instead elected to engage in a campaign of misinformation, in direct contravention of their fundamental duties as board members and in a manner that will cause irreparable harm to the Company’s stockholders.

65. As set forth below, rather than disclose all material information stockholders need in order to make a fully informed vote at the November 29 Annual Meeting, the Proxy Materials issued and approved by the Director Defendants and the Company omit critical information regarding the Board’s actions and inactions, as well as material information regarding its long-serving members.

1.	Failure to Fully and Fairly Disclose Critical Facts Regarding the Descendant Directors’ Qualifications and Conflicts

66. The Proxy Materials misstate and/or omit material information regarding the suitability of several long-serving members of the incumbent Board—Descendant Directors Dorrance, Dorrance Malone, and van Beuren—to serve in those positions, much less stand for reelection.

67. Among other things, the Proxy Materials misstate and/or fail to disclose material information regarding:

•

Director Defendants Dorrance and Dorrance Malone’s purported “qualifications” to serve as Board members; indeed, the Proxy Materials avoid detailing the relevant experience and business acumen (or lack thereof) of these two directors, who have overseen decades of destruction of stockholder value;

•

The apparent control the de facto voting bloc of the Descendant Directors, which collectively hold more than 37% of voting shares, wields over fellow board members, and the Descendant Directors’ ability to leverage their collective voting power to entrench themselves and chill the Company’s pursuit of any transformative transaction;

•	The Board’s authorization of large-scale repurchases of Company stock, which has had the effect of strengthening the voting bloc of the Descendant Directors;

•

The history of Mr. Dorrance’s questionable business ventures and investments, which likely contributed to his pledging, at peak, more than 39 million of his Company shares (totaling more than $1.5 billion) as collateral for loans; and

•

The basis for the Board’s conclusion that the waiver as to Mr. Dorrance of its policy prohibiting any member to stand for reelection after reaching age 72 was in the best interests of all stockholders.

68. Instead, the Proxy Materials generically tout the suitability of its director nominees, claiming they are a “highly-qualified” Board with “necessary skills – including a strong mix of industry experience, operating expertise, long-term stockholder perspectives, financial acumen, and global public company experience.”

69. As to Defendants Dorrance and Dorrance Malone in particular, these disclosures are false and misleading. The opaque disclosures regarding the purported “qualifications” of Defendants Dorrance and Dorrance Malone to serve on the Board recite, almost verbatim, that these individuals, “descendant[s] of Campbell Soup Company’s founder and [    ] significant shareholder[s] . . . [have] extensive knowledge of Campbell’s history, organization and culture.” But the Proxy Materials provide no detail regarding the relevant industry, operational, financial or marketing expertise of these two individuals. This is not surprising. Upon information and belief, Ms. Dorrance Malone’s primary business experience consists of running a family horse farm and Mr. Dorrance’s undescribed “expertise” in “entrepreneurship and operational management” includes several questionable business ventures but no relevant food industry experience. In short, the Proxy Materials fail to reveal that Defendants Dorrance and Dorrance Malone appear to lack any qualifications (other than birthright or shareholding size) to oversee a public corporation like Campbell.

70. Perhaps most concerning is Defendants’ failure to disclose the Descendant Directors ability to leverage their substantial stockholding interest in the Company to maintain their lucrative Board positions, sustain their ability to pledge Company shares, and perpetuate their family legacy in lieu of maximizing stockholder value. On information and belief, the Descendant Directors have wielded their voting shares to effectively chill any Board decision making with which they do not agree. One need look no further than the Descendant Directors’ recent public announcement that they intend to leverage their voting bloc to reinstate themselves to the Board—the result of which will continue to chill any dissention or voices for change on the Board. The Proxy Materials provide no relevant facts on these issues, which are material but entirely unknown to stockholders.

71. The Proxy Materials also fail to disclose details regarding the impact that the Company’s historic stock repurchase program has had on the concentration of voting power with the Descendant Directors. While the Company previously touted this repurchase program as reflective of “the ongoing confidence we have in Campbell’s long-term growth potential and is a continuation of our commitment to enhance shareowner value,” one of the material effects of the program has been to increase the Dorrance family’s control over the Company. In 1994, the Company’s proxy statement reported that Mr. Dorrance held 10.6% of the Company stock and Ms. Dorrance Malone held 10.9%. Adjusting for the 2:1 stock split in 1997, Mr. Dorrance and Ms. Dorrance Malone own fewer shares today than in 1994, yet, as a result of the Board-authorized share repurchase programs, Mr. Dorrance’s percentage ownership has swelled to 15.1% of the Company and Ms. Dorrance Malone’s to 17.7%. That is, the 21.5% ownership bloc that the siblings owned in 1994 has swelled to 32.8%, in large part due to repurchase programs guided by the recommendation of the Finance Committee on which both Mr. Dorrance van Beuren and Ms. Dorrance Malone have sat for many years. The Company’s recent announcement that the Descendant Directors plan to vote for the Company slate and to reelect themselves underscores the significance of the voting bloc they have amassed—but is similarly devoid of any disclosure to stockholders about the fact that the Board-authorized repurchase program allowed them to amass such a powerful bloc.

72. The Board’s failures to disclose information regarding the above issues in the Proxy Materials are critical omissions that must be rectified in order to ensure stockholders are able to cast an informed vote at the 2018 Annual Meeting.

2.	Failure to Fully and Fairly Disclose Critical Facts Regarding The Descendant Directors’ Pledging and Ownership of Shares

73. The Company’s Proxy Materials misstate and/or omit material information regarding certain Descendant Directors’ pledging and/or ownership of Company stock.

74. In particular, the Proxy Materials fail to provide any detail regarding Mr. Dorrance’s exorbitant pledging of Company stock (which the Company now forbids); his failure to comply with the Company’s policy to reduce the number of shares pledged over the past year; or the arrangements by which 14 million of Mr. Dorrance’s shares remain pledged to banks as collateral for loans. This creates a valid question whether those shares can be voted and whether, as claimed, Mr. Dorrance’s interests are aligned with those of the Company’s other stockholders.

75. The Proxy Materials also fail to provide any details regarding the more than 58 million shares of stock that the Descendant Directors purport to beneficially own, that are in fact held by entities about which no information is provided, including “Guillermo Investments, LLC,” which holds 27.9 million shares, and “Contango, LP,” which holds 13.2 million shares.

76. The failure to provide these details regarding the voting stock that the Descendant Directors are relying upon to maintain their position of entrenchment must be remedied before the stockholder vote.

3.	Failure to Fully and Fairly Disclose Critical Facts Regarding the Board’s Strategic Review and the Resulting Plan

77. The Company’s proxy disclosures also misstate and/or omit material information regarding the purported “Strategic Review” undertaken by the Board in the lead up to this proxy contest, including:

•	The “strategic options” actually considered as part of the Strategic Review, which are described in only the most generic of terms;

•	The mandate provided to outside advisers regarding the Strategic Review, the work those outside advisors performed, and the recommendations they made;

•	Why the Board settled on a strategic plan without a replacement CEO in place, and whether the Board even considered the ramifications of doing so; and

•	What the costs will be to the Company (and borne by the stockholders) of the purported strategic plan.

78. Instead of providing these critical details regarding the Strategic Review and the purported strategic plan adopted as a result thereof, the Board has flooded its proxy materials with vague and inadequate disclosures regarding this rudderless process.

79. For example, as recently as October 12, 2018, in a response to Third Point’s criticism of the Strategic Review and purported strategic plan, Campbell issued a presentation stating that “the Board launched a thorough and objective strategic review of the Company with best-in-class independent advisors to develop a path forward that maximizes stockholder value,” and that the Board settled on the strategic plan “[a]fter considerable analysis that encompassed a thorough review of a full slate of options.” The disclosures provide nothing more than generalities about this purported slate of options.

80. The Board’s disclosures regarding the strategic process and strategic alternatives leave stockholders with information regarding only the end result of the process, and nothing more. That end result is a strategic plan proffered by largely the same Board and management that generated and implemented the last (failed) strategic plan. Even more troubling, that end result was adopted without the input or the blessing of the yet-to-be hired CEO who will be tasked with implementing it.

81. To assess and test for themselves whether this plan in fact “maximizes value for shareholder,” stockholders must receive information from the Board regarding the process that led to the Board’s conclusion and the alternatives the Board considered and set aside. Absent such enterprise-critical information, stockholders cannot fully evaluate the Board’s core reelection pillar—namely, that its plan is the best plan for maximizing stockholder value.

82. This disclosure failure by the Board cuts to the very core of the current referendum on whether to retain or replace the incumbent Board intent on implementing its newly adopted strategic plan. Without further information about its strategic plan that the Board has withheld, and that is unknowable to stockholders without further disclosure, the November 29 director election will be a sham.

4.	Failure to Fully and Fairly Disclose Critical Facts Regarding the CEO Departure and Succession Plan

83. The Company’s Proxy Materials continue a pattern of deflection and concealment about the sudden departure of Ms. Morrison, the Company’s long-standing CEO, and the Company’s succession plan (or lack thereof).

84. The Proxy Materials, among other things, misstate and/or fail to disclose material information regarding:

•	The circumstances and timing of Ms. Morrison’s abrupt departure, and the role the Board played, if any, in her departure;

•	Whether the Board considered at all, or in any meaningful way, holding Ms. Morrison’s responsible for the Company’s destruction of stockholder value;

•	Why the Board did not have any replacement lined up in May 2018 to replace its departing CEO;

•	The basis for the Board’s selection of Mr. McLoughlin, who has no food industry experience, as interim CEO;

•	What specific work the Board has done, and the specific criteria it has used, to identifying a replacement CEO since May; or

•

What the estimated costs will be to the Company (and borne by the stockholders) of enticing an ideal candidate to join a leaderless corporation in a financial mess and with an ill-advised strategic plan already in place.

85. Instead, the Board’s disclosures regarding the former CEO’s departure present notable, and troubling, contradictions. In a current report and a quarterly report filed in May 2018, the disclosures regarding the CEO departure stated simply that she retired effective May 18, 2018.

In contrast, the preliminary proxy statement disclosed for the first time that, at some unspecified time, the Board initiated a dialogue with Ms. Morrison “expressing the dissatisfaction with the performance and execution of the business,” and Ms. Morrison “agreed with the Board that she would retire, effective as of May 18, 2018.” Stockholders are entitled to know the details and timing surrounding the Board’s dialogue with Ms. Morrison and her abrupt departure, particularly given that the Board’s apparent failure to plan for CEO-succession, despite ongoing dissatisfaction with the former-CEO’s performance.

86. The disclosures regarding the process to install a new CEO are similarly concerning. The Proxy Statement generically states that “the Board is undertaking a thorough process to identify, evaluate and select a permanent President and Chief Executive Officer to execute Campbell’s strategy” and “[t]he Board believes that effective talent development and human capital management are important to Campbell’s continued success.” In contrast, Director Defendant and interim CEO McLoughlin stated on the May earnings call that

I just wanted to comment briefly on the question of the board and succession. Of course, the board is working on that. They’re thinking about that. But candidly, right now, we’re focused on the work we described, the strategy and the portfolio review and honestly, righting the ship. That’s what we’re focused on right now.

Those statements do not line up. Stockholders are entitled to know what plan the Board had in place (or did not have in place) before the former CEO’s departure, including what steps the Board has taken (or has not taken), what process it has implemented (or not implemented), and what plan it is following (or is not) to identify a CEO replacement.

87. Disclosure of the material information described above is critical to ensuring an informed stockholder vote at the Annual Meeting and required to correct incomplete and/or misleading statements regarding the Board’s treatment of the former CEO’s departure, her replacement, and the Company’s future.

F.	Plaintiffs and Other Stockholders Face Irreparable Harm

88. The Company and Plaintiffs are engaged in a proxy contest pursuant to which Plaintiffs are seeking to replace the 12 incumbent members the Company’s Board with the Independent Slate. That contest will come to a head at the fast-approaching Annual Meeting set for November 29, 2018.

89. The failure of the Director Defendants to disclose fully and fairly all relevant facts relating to the proxy contest—including critical facts relating to the Board’s qualifications and conflicts and the recent strategic review that has become a pillar of the Director Defendants’ reelection campaign—poses an imminent threat of irreparable harm to Plaintiffs (and, indeed, many other stockholders), as they will be forced to make a critical vote about the future path of the Company without full and accurate information. The Director Defendants’ breaches also pose an imminent threat of irreparable harm to Plaintiffs by depriving them of the fair proxy contest to which they are entitled.

90. For Plaintiffs to be able to wage a meaningful proxy contest, and for Campbell stockholders to fully assess their options and effectively exercise their stockholder voting rights, Plaintiffs require prompt relief from the Court requiring the Defendant Directors to provide accurate, full, and fair disclosures regarding the critical issues outlined in the preceding paragraphs.

91. Absent the Court’s prompt intervention to enjoin the Director Defendants to comply with their fiduciary duties to Plaintiffs and other stockholders and provide accurate, full, and fair disclosures in the Proxy Materials, Plaintiffs face irreparable harm.

FIRST CLAIM FOR RELIEF

Breach of Fiduciary Duty Against the Director Defendants

92. Plaintiffs repeat and reallege Paragraphs 1 through 91 as if fully stated here.

93. Plaintiffs assert this claim as a direct claim in their capacity as current Campbell stockholders, having suffered a special injury as a result of the Director Defendants’ disclosure failures leading up to the stockholder vote.

94. The Director Defendants owe fiduciary duties to Plaintiffs and other stockholders, including the duty to act with due care and the utmost good faith and loyalty and to disclose fully and fairly all material information within the Board’s control when it seeks stockholder action.

95. As alleged and described above, the Director Defendants have breached their fiduciary duties to Plaintiffs by engaging in a deliberate campaign of misinformation designed to secure their reelection via a misinformed electoral vote. As specifically alleged and detailed above, the Director Defendants have misstated or failed to disclose critical and material information, including but not limited to information regarding (a) the suitability of the Defendants Dorrance and Dorrance Malone, who appear to lack necessary qualifications to serve as directors, and the ability of the three Descendant Directors to wield their voting bloc to chill board action, (b) the particulars regarding Mr. Dorrance’s pledging and ownership of shares, (c) the scope and details of the purported Strategic Review, any details regarding alternative strategic plans, and any evidence to support the conclusion that it is the best option for maximizing value for stockholders, and (d) the departure of the Company’s former CEO and the extent, if any, to which the Board had a succession plan in place.

96. These material disclosure failures render the Director Defendants’ Proxy Materials false and/or materially misleading.

97. As a result of these disclosure failures, Plaintiffs and other stockholders have been wrongfully deprived of the fair, full, and accurate information to which they are entitled in advance of the vote for election of directors at 2018 Annual Meeting.

98. Unless the Director Defendants’ conduct is enjoined by the Court, they will continue to breach their fiduciary duties to Plaintiffs and other stockholders, irreparably harming Plaintiffs and other stockholders, yielding an electorate that is not fully informed in advance of the 2018 Annual Meeting, and potentially securing from that misinformed electorate the Director Defendants’ reelection to Board positions to which they have no right.

99. Plaintiffs have no adequate remedy at law.

SECOND CLAIM FOR RELIEF

Aiding and Abetting Breach of Fiduciary Duty Against Campbell

100. Plaintiffs repeat and reallege Paragraphs 1 through 99 as if fully stated here.

101. Plaintiffs assert this claim as a direct claim in their capacity as current Campbell stockholders.

102. Campbell knowingly assisted the Director Defendants’ breaches of fiduciary duties outlined in the above first claim for relief and detailed in preceding paragraphs, which, without such aid, would not have occurred.

103. As a result of this conduct, Plaintiffs and other stockholders have been wrongfully deprived of the fair, full, and accurate information to which they are entitled in advance of the 2018 Annual Meeting.

104. Campbell’s stockholders, including Plaintiffs, will be irreparably harmed absent corrective disclosures by the Director Defendants necessary to ensure a fully informed electorate.

105. Unless the Court enjoins Campbell’s conduct, it will continue to aid and abet the Director Defendants’ breaches their fiduciary duties to Plaintiffs and other stockholders, irreparably harming Plaintiffs and other stockholders, yielding an electorate that is not fully informed in advance of the 2018 Annual Meeting, and potentially securing from that misinformed electorate the Director Defendants’ reelection to Board positions to which they have no right.

106. Plaintiffs have no adequate remedy at law.

DEMAND FOR RELIEF

WHEREFORE, Plaintiffs respectfully request that this Court enter Judgment against Defendants and in favor of Plaintiffs, and that the Court issue an Order:

A.    Declaring that Defendants have breached their fiduciary duties through their actions as alleged and described above;

B.    Declaring that Plaintiffs are entitled to the disclosures necessary to allow them to make an informed decision regarding the stockholder vote at the 2018 Annual Meeting;

C.    Ordering Defendants to correct by public means their material misstatements and omissions;

D.    Enjoining Defendants, as well as any other persons or entities acting in concert with them, from exercising any rights as Campbell stockholders, including their voting rights, until Defendants correct by public means their material misstatements and omissions;

E.    Enjoining Defendants from taking any action based on any consents they have obtained or may obtain before Defendants correct by public means their material misstatements and omissions;

F.    Enjoining Defendants, as well as any other persons or entities acting in concert with them, from holding the 2018 Annual Meeting of stockholders or any vote on the election of directors, until Defendants correct by public means their material misstatements and omissions;

G.    Enjoining Defendants from making or causing to be disseminated any further material misleading statements or omissions in connection with, or otherwise related to, the consent solicitation;

H.    Awarding Plaintiffs the costs and disbursements of this action together with reasonable attorneys’ fees; and

I.    Awarding Plaintiffs all other specific or general relief to which they may be entitled as the Court may deem just and proper.

Dated:	Newark, New Jersey
October 24, 2018

SILLS CUMMIS & GROSS P.C.

By:	/s/ Peter G. Verniero
Peter G. Verniero
Mark S. Olinsky
Joshua N. Howley
The Legal Center
One Riverfront Plaza
Newark, New Jersey 07102
(973) 643-7000
pverniero@sillscummis.com
molinsky@sillscummis.com
jhowley@sillscummis.com

WILLKIE FARR & GALLAGHER LLP
Tariq Mundiya (pro hac vice forthcoming)
Jeffrey Korn (pro hac vice forthcoming)
Shaimaa Hussein (pro hac vice forthcoming)
787 Seventh Avenue
New York, New York 10019
(212) 728-8000
tmundiya@willkie.com
jkorn@willkie.com
shussein@willkie.com

-and-

GIBSON, DUNN & CRUTCHER LLP
Laura O’Boyle (pro hac vice forthcoming)
Jonathan Fortney (pro hac vice forthcoming)
Andrei Malikov (pro hac vice forthcoming)
200 Park Avenue
New York, New York 10166
(212) 351-4000
loboyle@gibsondunn.com
jfortney@gibsondunn.com
amalikov@gibsondunn.com

Attorneys for the Third Point Plaintiffs

DECHERT LLP

By:	/s/ David A. Kotler
David A. Kotler (#040701993)
Barton J. Winokur (pro hac vice forthcoming)
Martin Nussbaum (pro hac vice forthcoming) 1095 Avenue of the Americas
New York, New York 10036
(212) 698-3500 david.kotler@dechert.com barton.winokur@dechert.com martin.nussbaum@dechert.com

Attorneys for the Plaintiff Revocable Trust of George Strawbridge, Jr.

DESIGNATION OF TRIAL COUNSEL

Mark S. Olinsky, Esq. is hereby designated as trial counsel for the Third Point Plaintiffs (as defined above) as to all issues. David A. Kotler, Esq. is hereby designated as trial counsel for Plaintiff Revocable Trust of George Strawbridge, Jr. as to all issues.

SILLS CUMMIS & GROSS P.C.
Attorneys for the Third Point Plaintiffs

By:	/s/ Peter G. Verniero
Peter G. Verniero
Mark S. Olinsky
Joshua N. Howley
The Legal Center
One Riverfront Plaza
Newark, New Jersey 07102
(973) 643-7000

DECHERT LLP
Attorneys for the Plaintiff Revocable
Trust of George Strawbridge, Jr.

By:	/s/ David A. Kotler
David A. Kotler
1095 Avenue of the Americas
New York, New York 10036
(212) 698-3500

Dated: October 24, 2018

CERTIFICATION PURSUANT TO RULE 4:5-1

I hereby certify that the controversy set forth in the within complaint is not the subject of any other action pending in any court or arbitration proceeding and that no other action or arbitration proceeding is contemplated at this time.

SILLS CUMMIS & GROSS P.C.
Attorneys for the Third Point Plaintiffs

By:	/s/ Peter G. Verniero
Peter G. Verniero
Mark S. Olinsky
Joshua N. Howley
The Legal Center
One Riverfront Plaza
Newark, New Jersey 07102
(973) 643-7000

DECHERT LLP
Attorneys for the Plaintiff Revocable
Trust of George Strawbridge, Jr.

By:	/s/ David A. Kotler
David A. Kotler
1095 Avenue of the Americas
New York, New York 10036
(212) 698-3500

Dated: October 24, 2018

CERTIFICATION PURSUANT TO RULE 1:38-7

I hereby certify that confidential personal identifiers have been redacted from documents now submitted to the court, and will be redacted from all documents submitted in the future in accordance with Rule 1:38-7(b).

SILLS CUMMIS & GROSS P.C.
Attorneys for the Third Point Plaintiffs

By:	/s/ Peter G. Verniero
Peter G. Verniero
Mark S. Olinsky
Joshua N. Howley
The Legal Center
One Riverfront Plaza
Newark, New Jersey 07102
(973) 643-7000

DECHERT LLP
Attorneys for the Plaintiff Revocable Trust of George Strawbridge, Jr.

By:	/s/ David A. Kotler
David A. Kotler
1095 Avenue of the Americas
New York, New York 10036
(212) 698-3500

Dated: October 24, 2018

VERIFICATION

Josh Targoff, of full age, hereby verifies as follows:

1. I am a Partner, Chief Operating Officer, and General Counsel of Plaintiff Third Point LLC, which is the beneficial owner, through Plaintiffs Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., and Third Point Enhanced LP, of 21 million shares of capital stock of Defendant Campbell Soup Company.

2. I have read the foregoing Verified Complaint and I hereby verify that all of the facts pleaded therein are true and correct to the best of my knowledge, information and belief, except those made upon information and belief, if any.

I certify that the foregoing statements made by me are true. I am aware that if any of the foregoing statements made by me are willfully false, I may be subject to punishment.

/s/ Josh Targoff
JOSH TARGOFF

Dated: October 24, 2018

@ThirdPointLLC also issued Tweets stating:

Today we filed a Complaint in New Jersey State Court against Campbell Board members and @CampbellSoupCo to put a stop to their attempts to mislead shareholders with false claims https://bit.ly/2z3pu77 #RefreshTheRecipe (SEC Legend: http://bit.ly/SEC_Legend)

Today we released a 11-part series – Fiction vs Fact – to debunk the baseless claims made by @CampbellSoupCo https://bit.ly/2O0DDHR . It’s time to #RefreshTheRecipe (SEC Legend: http://bit.ly/SEC_Legend)

Third Point LLC also issued the following statements through additional social media outlets:

Today Third Point filed a Complaint in New Jersey State Court against Campbell Board members and Campbell Soup Company to put a stop to their attempts to mislead shareholders with false claims. See the full press release here: https://bit.ly/2z3pu77 (SEC Legend: http://bit.ly/SEC_Legend)

Third Point has released a 11-part series – Fiction vs Fact – that debunks various fictitious statements made over the past few weeks by Campbell Soup Company with the cold hard facts. See the baseless claims squashed here: https://bit.ly/2O0DDHR (SEC Legend: http://bit.ly/SEC_Legend)

Permission to use quotations in this filing neither sought nor obtained.

****

IMPORTANT INFORMATION

On September 28, 2018, Third Point LLC filed a definitive proxy statement and on October 1, 2018 filed Supplement No. 1 thereto and on October 9, 2018 filed Supplement No. 2 thereto (collectively, the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Campbell Soup Company (the “Company”) for use at the Company’s 2018 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE THIRD POINT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov and is also available, without charge, on request from Third Point LLC’s proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at CPBinfo@okapipartners.com.